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                                                                  EXHIBIT 10.2.3

                                 Rockville Bank
     Officer Incentive Compensation Plan (OICP) Description for Fiscal 2006

I. Plan Purpose - The OICP is an annual, or short-term compensation plan specifically designed to encourage participants to produce results that enable The Bank to reach targeted levels of earnings performance for the fiscal year. The OICP provides participants with an opportunity to earn variable rewards that are contingent on the actual fiscal performance of the bank and the contribution that officers make toward that end. A significant portion of the overall annual cash compensation of participants comes from the OICP.

II. Performance Period - This is an annual plan that is linked with each fiscal year. This plan description describes the plan as designed for the period January 1, 2006 through December 31, 2006.

III. Plan Participants - All officers of The Bank are eligible to participate in the OICP. If an individual joins The Bank as an officer or is promoted to officer status before June 1 of the fiscal year, the incentive award is prorated for the amount of time worked during the plan year. Individuals that join the bank as an officer or are promoted to officer status after June 1 of the plan year are not eligible to participate in the OICP for that fiscal year.

IV. Participation Levels - Each participant has a target incentive level identified for the performance period. This is expressed as a percentage of base salary and a dollar amount. The target incentive is the amount that will be available if The Bank reaches the earnings target in the business plan. The HR Committee approves participation levels for the CEO and his/her direct reports and the CEO approves participation levels for other participating officers. The SVP HR maintains a record of the target level of performance for each participant and ensures that all participants are informed of their target awards and the plan provisions.

V. Plan Formula - The SVP HR and the EVP identify a threshold level of earnings performance that must be achieved before any incentive awards are made available. A target, or planned, level of earnings is also determined. This is the level of earnings that is established in the annual business plan. For FY 2006 the threshold level of performance is set at 75% of plan. At that point the targeted incentive pool will be 25% funded. As fiscal performance exceeds the threshold level, and increases in 1% increments, from 75% of plan to 90% of plan, an additional 1.67% of the target pool will be added at each 1% increase in plan. At 90% of plan the incentive pool will contain 50% of the target amount. As fiscal performance exceeds 90% of plan and increases in 1% increments to 100% of plan, an additional 5.00% of the target pool will be added at each 1% increase in plan. At the target level of fiscal performance, or 100% of plan, the incentive pool is sufficient for all participants to be eligible for their target awards. For Fiscal 2006, the incentive pool will be capped when the amount reaches the target level.

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Individuals in certain roles, like Branch Managers and Commercial Lenders, have incentive arrangements based on production numbers for their respective branches and loan portfolios. The incentive awards for Branch managers are contingent on deposits, loans and Rockville Financial Services referrals for the branches they manage. The incentive awards for Commercial Lenders are contingent on CRE, C&I and commercial deposits. However, in order for Branch Managers and Commercial Lenders to be eligible for any incentive awards, The Bank must reach the threshold level of fiscal performance. The incentive for the Branch Managers and Commercial Lenders is then calculated from the performance of the branches and factors related to loan portfolios.

VI. Plan Communications - Following approval of the OICP by the HR Committee of the Board of Directors, the SVP HR ensures directly or through others that all participants are notified of their participation, target awards, the plan formula, how incentive awards are calculated and what they must do to positively influence the size of their awards. During the performance period the SVP and the CEO ensure that all participants are provided with periodic updates on the status of the OICP.

VII. Award Determination - As soon as practical, following the end of the fiscal year, the SVP HR the CFO, the EVP and the CEO determine the actual earnings performance of The Bank and calculate the incentive pool. The actual incentive pool is divided by the target incentive pool and this percentage is applied to the target awards of all participants to calculate the formula awards that are available depending on the personal performance of each officer.

Awards for Branch Managers and Commercial Lenders are calculated from the formulas established for each of those participants.

Managers appraise the performance of participants who report to them and use this information to identify the amount of the formula awards that will be paid. The SVP HR provides guidelines to managers to use in this determination. Managers submit their recommendations to the SVP HR who forwards them to the CEO for review.

The CEO and SVP HR present the recommended incentive award payments to the HR Committee of the Board of Directors for review and approval. As soon as the awards are approved, the SVP HR notifies participants of their incentive payments. This process follows the normal communications channels including functional managers.

VIII. Award Payments - As soon as practical following approval by the HR Committee of the Board of Directors and before March 15th of the year following the plan period, incentive awards are paid. The payments are made by separate check and specifically designated as incentive awards for the fiscal year.

IX. OICP Review -- Each year the CEO reviews the OICP and determines what modifications are needed for the coming year. The SVP HR ensures that all participants are informed about any changes in the program.